FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports $0.6 Million in Net Income
for Third Quarter 2017

●	Tool revenue increased 72% over prior-year period

●	Revenue nearly doubled to $4.4 million over prior-year quarter

●	Earned $0.02 per diluted share in quarter and nine-month period

●	Generated $1.7 million in cash from operations in the quarter

VERNAL, UT, November 9, 2017 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the third quarter ended September 30, 2017.

Troy Meier, Chairman and CEO, noted, “We delivered another quarter of solid growth as our Drill-N-Ream® (“DnR”) well bore conditioning tool continued to gain market share combined with the effectiveness of our go to market strategy and the year-over-year improvement in the oil & gas industry. We believe the market appreciates the value of the unique capabilities of the DnR and as a result we are seeing it being used in a widening scope of applications. Importantly, our results clearly demonstrated the significant operating leverage we gain on higher volume. We plan to use the cash we generate to develop new technologies designed to lower the costs to drill and complete oil and gas wells.”

Third Quarter 2017 Financial Summary

($ in thousands, except per share amounts)

	Q3 2017	Q3 2016	$Y/Y Change	% Y/Y Change	Q2 2017	$ Seq. Change	% Seq. Change
Tool sales/rental	$2,012	$1,726	$286	16.6%	$1,609	$403	25.1%
Other related tool revenue	1,171	119	1,052	881.8%	877	294	33.5%
Tool Revenue	3,183	1,845	1,338	72.5%	2,486	697	28.0%
Contract Services	1,264	416	848	203.8%	1,564	(300)	(19.2)%
Total Revenue	$4,447	$2,261	$2,185	96.6%	$4,049	$397	9.8%
Operating income (loss)	720	(963)	1,683	NM	421	298	70.8%
As a % of sales	16.2%	NM			10.4%
Net income (loss)	$586	$(1,173)	1,759	NM	$307	279	91.1%
Diluted earnings (loss) per share	$0.02	$(0.07)	$0.09	NM	$0.01	$0.01	90.6%

Compared with the prior-year period, revenue increased 97% to $4.4 million. Higher tool revenue was driven by increasing repair and royalty revenue from the larger fleet of deployed DnRs as well as new demand for SDP’s patent pending V-Stream technology. Contract services revenue improvement year-over-year was the result of the strengthened oil & gas industry.

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Tool revenue, which is comprised of tool sales and rentals and other related tool revenue, grew to $3.2 million, up 72% over the prior-year period. Higher tool revenue year-over-year was primarily the result of the increased numbers of tools deployed which drove the $1.1 million increase in other related tool revenue, which is comprised of royalty fees and tool maintenance and repair. Tool sales in the quarter also improved as the result of market share growth.

Contract services revenue more than tripled over the prior-year period to $1.3 million. This outpaced the 97% increase in rig count over the same period as the Company is supporting drill bit refurbishment beyond its contracted area and providing other contract manufacturing services.

When compared with the trailing second quarter of 2017, total revenue was up 9.8% from increased tool revenue of $0.7 million partially offset by $0.3 million lower contract services revenue.

Net income of $586 thousand improved by $1.8 million over the prior-year period as a result of higher revenue driven by the success of the DnR, the improvement in the oil & gas industry and operating leverage from higher volume.

Third Quarter 2017 Operational Review

($ in thousands)

	Q3 2017	Q3 2016	$ Y/Y Change	% Y/Y Change	Q2 2017	$ Seq. Change	% Seq. Change
Cost of revenue	$1,717	$972	$744	76.5%	$1,491	225	15.1%
As a percent of sales	38.6%	43.0%			36.8%
Selling, general & administrative	$1,102	$1,320	$(217)	(16.5)%	$1,237	(135)	(10.9)%
As a percent of sales	24.8%	58.4%			30.6%
Depreciation & amortization	$908	$932	$(24)	(2.6)%	$899	8	0.9%
Total operating expenses	$3,727	$3,224	$503	15.6%	$3,628	99	2.7%

Lower cost of revenue as a percent of sales was primarily a result of higher volume and improved productivity.

Selling, general and administrative expense (SG&A) declined from the prior-year period from lower research and development costs and professional fees. SG&A decreased when compared with the trailing second quarter for the same reasons.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, improved to $1.8 million, or 39.9% of revenue. Compared with the prior-year period, Adjusted EBITDA improved 10 times, or $1.6 million over prior-year period and $0.3 million, or 18.7% over the trailing second quarter from higher volume and reduced costs.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net loss to adjusted EBITDA.

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Year-to-Date Review

($ in thousands, except per share amounts)
	YTD 2017	YTD 2016	$ Change	% Change
Revenue	$11,866	$4,820	7,045	146.2%
Operating expenses	10,971	10,853	118	1.1%
Operating income (loss)	894	(6,033)	6,927	114.8%
Net income (loss)	$507	$(6,515)	7,022	107.8%
Diluted income (loss) per share	$0.02	$(0.37)	0.39	105.4%

Revenue in the first nine months of 2017 increased 2.5 times when compared with the same period last year. The Company changed its go to market strategy in May 2016 which, combined with the improved industry dynamics, has driven revenue growth. Strong operating leverage from higher volume combined with the lower cost structure of the new business model and cost discipline enabled the measurable improvement in operating income and margin.

Net income for the first nine months of 2017 was $0.5 million compared with a net loss of $6.5 million for the same period in the prior-year. Adjusted EBITDA for the nine-month period was $4.2 million, a significant improvement over the prior-year period of $(1.5) million.

Balance Sheet and Liquidity

Cash and cash equivalents was $2.7 million at September 30, 2017, up from $2.2 million at the end of 2016 and $1.3 million at the end of June 2017. Cash generated from operations in the quarter was $1.7 million, compared with $0.6 million of cash used in operations in the prior-year period. For the nine-month period, cash generated from operations was $1.4 million, substantially improved over cash used in operations in the prior-year period of $1.5 million.

Total debt at the end of the quarter was $13.6 million, down $3.1 million, or 18%, compared with $16.7 million at December 31, 2016.

For the first nine months of calendar year 2017, the Company had capital expenditures of $220 thousand. In addition, during the quarter, the Company exercised its option under a capital lease to purchase a machining center for $690 thousand. SDP is negotiating a new capital lease and as of September 30, 2017, recognized the amount due to the current lessor as accrued expense.

Outlook:

Mr. Meier added, “We remain excited about our prospects for continuing growth. We have many product initiatives in process, and are encouraged with our progress identifying quality channel partners to take our DnR to international markets. We believe our international conversations indicate a strong interest in many active basins around the world, as it appears our tools would offer value in those markets. Our intent remains to methodically expand our reach around the globe with select channel partners in order to retain tool maintenance and quality control, which is imperative for the DnR’s continued success. We are also advancing discussions with several channel partners regarding our Strider technology for both the open hole and completion markets.”

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Financial Estimates for Calendar Year 2017:

Revenue:	Approximately $15 million to $15.5 million
Operating margin (GAAP):	Approximately 2% to 3%
Depreciation:	Approximately $1.3 million
Amortization:	Approximately $2.4 million
Interest Expense:	Approximately $950 thousand
Capital Expenditures:	Approximately $1.1 million (including machining center)

The Company expects SG&A to be approximately $1.4 million in the fourth quarter from higher incentive compensation and investments in new product development and international expansion. SDP also expects SG&A to increase further in 2018 from investments related to staffing for international growth, related professional fees and product development spending for the manufacture of Open Hole Strider prototype tools for field testing.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 11:00 am MT (1:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 2:00 p.m. MT (4:00 p.m. ET) the day of the teleconference until Thursday, November 16, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13671792, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
Revenue	$4,446,540	$2,261,310	$11,865,648	$4,820,405
Operating cost and expenses
Cost of revenue	1,716,740	972,400	4,388,860	3,324,975
Selling, general, and administrative expenses	1,102,373	1,319,686	3,837,218	4,149,136
Depreciation and amortization expense	907,837	932,250	2,745,232	3,379,215
Total operating costs and expenses	3,726,950	3,224,336	10,971,310	10,853,326
Operating income (loss)	719,590	(963,026)	894,338	(6,032,921)
Other income (expense)
Interest income	90,959	78,650	255,327	234,969
Interest expense	(224,510)	(373,335)	(698,638)	(1,101,412)
Other income	-	49,975	43,669	158,926
Gain on sale of assets	-	4,003	12,167	195,453
Unrealized gain on warrant derivative	-	28,301	-	28,301
Total other expense	(133,551)	(212,406)	(387,475)	(483,763)
Income (Loss) before income taxes	$586,039	$(1,175,432)	$506,863	$(6,516,684)
Income tax expense (benefit)	-	(2,000)	-	(2,000)
Net income (loss)	$586,039	$(1,173,432)	$506,863	$(6,514,684)
Basic income (loss) earnings per common share	$0.02	$(0.07)	$0.02	$(0.37)
Basic weighted average common shares outstanding	24,261,272	17,891,786	24,218,477	17,606,324
Diluted income (loss) per common Share	$0.02	$(0.07)	$0.02	$(0.37)
Diluted weighted average common shares outstanding	24,261,272	17,891,786	24,218,477	17,606,324

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash	$2,705,837	$2,241,902
Accounts receivable, net	2,532,659	1,038,664
Prepaid expenses	154,018	76,175
Inventories	1,176,912	1,167,692
Asset held for sale	-	2,490,000
Other current assets	251,600	13,598

Total current assets	6,821,026	7,028,031

Property, plant and equipment, net	9,039,031	9,068,359
Intangible assets, net	6,744,444	8,579,444
Related party note receivable	7,746,717	8,296,717
Other noncurrent assets	15,954	15,954
Total assets	$30,367,172	$32,988,505

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$658,390	$1,066,514
Accrued expenses	1,125,359	449,004
Capital lease obligation	-	217,302
Related party debt	197,922	272,215
Current portion of long-term debt, net of discounts	6,647,944	2,905,682

Total current liabilities	$8,629,615	$4,910,717

Other long term liability	-	820,657
Long-term debt, less current portion, net of discounts	6,763,880	13,288,701
Total liabilities	$15,393,495	$19,020,075

Stockholders’ equity
Common stock (24,313,312 and 24,120,695)	24,313	24,120
Additional paid-in-capital	38,793,619	38,295,428
Accumulated deficit	(23,844,255)	(24,351,118)
Total stockholders’ equity	$14,973,677	$13,968,430
Total liabilities and shareholders’ equity	$30,367,172	$32,988,505

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	September 30, 2017	September 30, 2016
Cash Flows From Operating Activities
Net income (loss)	$506,863	$(6,514,684)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	2,745,232	3,379,215
Amortization of debt discount	59,766	93,172
Deferred tax benefit	-	(2,000)
Share - based compensation expense	498,384	534,052
Unrealized gain on warrant derivative	-	(28,301)
Write-off Strider assets	-	361,903
Gain on sale of assets	(12,167)	(195,453)
Changes in operating assets and liabilities:
Accounts receivable	(1,493,995)	648,546
Inventories	(9,220)	(73,733)
Prepaid expenses and other noncurrent assets	(315,845)	(169,981)
Other assets	-	(10,937)
Accounts payable and accrued expenses	(610,936)	496,629
Other long term liabilities	(17,490)	-
Net Cash Provided By (Used In) Operating Activities	$1,350,592	$(1,481,572)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(220,101)	(315,101)
Proceeds from sale of fixed assets	2,483,921	483,217
Net Cash Provided By Investing Activities	2,263,820	168,116

Cash Flows From Financing Activities
Principal payments on debt	(2,858,882)	(1,226,339)
Principal payments on related party debt	(74,293)	(44,662)
Principal payments on capital lease obligations	(217,302)	(244,461)
Proceeds received from debt borrowings	-	1,500,000
Net Proceeds from line of credit	-	637,992
Proceeds from sale of subsidiary	-	50,700
Proceeds from payments on related party note receivable	-	22,533
Stock Offering Expenses	-	(193,418)
Debt issuance Costs	-	(153,643)
Net Cash Provided By (Used In) Financing Activities	$(3,150,477)	348,702

Net Increase (Decrease) in Cash	463,935	(964,754)
Cash at Beginning of Period	2,241,902	1,297,002
Cash at End of Period	$2,705,837	$332,248

Supplemental information:
Cash paid for interest	$617,565	$1,194,498
Non-cash payment of other long term liability by offsetting related party note receivable	$550,000	$-
Acquisition of equipment by issuance of note payable	$16,557	$-
Lease equipment renewal	$626,000	$-
Long term debt paid with stock	$-	$1,000,000
Accounts Receivable - Stock Subscription	$-	$5,297,500

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Superior Drilling Products, Inc. Reports Third Quarter 2017
November 9, 2017

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016

GAAP net income (loss)	$586,039	$306,807	$(1,173,432)
Add back:
Depreciation and amortization	907,837	899,373	932,250
Interest expense, net	133,551	132,594	294,685
Share-based compensation	147,643	175,361	157,266
Unrealized gain on warrant derivative	-	-	(28,301)
(Gain) loss on sale of assets	-	(17,995)	(4,003)
Income tax expense (benefit)	-	-	(2,000)
Non-GAAP adjusted EBITDA(1)	$1,775,070	$1,496,140	$176,465

GAAP Revenue	$4,446,540	$4,049,497	$2,261,310
Non-GAAP EBITDA Margin	39.9%	36.9%	7.8%

	Nine Months Ended
	30-Sep-17	30-Sep-16

GAAP net income (loss)	$506,863	$(6,514,684)
Add back:
Depreciation and amortization	2,745,232	3,379,215
Share-based compensation	498,384	534,051
Interest expense, net	443,311	866,443
Impairment of assets	-	362,000
Functional Drill-N-Ream Sales	-	72,000
(Gain) loss on sale of assets	(12,167)	(195,453)
Unrealized gain on warrant derivative	-	(28,301)
Income tax expense (benefit)	-	(2,000)
Non-GAAP Adjusted EBITDA(1)	$4,181,623	$(1,526,729)

GAAP Revenue	$11,865,648	$4,820,405
Non-GAAP EBITDA Margin	35.2%	NM

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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